Exhibit 99.1

May 27, 2009

Contact:

Sarah Freeman

212-279-3115 ext. 244

Wise Metals Group LLC Announces

Fourth Quarter and Year End Results

•	Wise increases sales 15% as shipments increase 11% resulting in a record $1.1 billion in Net Sales for 2008

•	Significant Measures taken to Bolster Accounting Staff in an Effort to Enhance Internal Control Over Financial Reporting

•	Financial Partnership with Retirement Systems of Alabama Expanded

Wise Metals Group LLC (“Wise Metals” or the “Company”) today announced today that for the year ended December 31, 2008, shipments of scrap at Wise Recycling (“Recycling”) increased 35 percent from 163.2 million pounds to 219.8 million pounds compared to December 31, 2007 while shipments at Wise Alloys (“Alloys”) increased 4 percent from 543.6 million pounds to 565.6 million pounds, including a 20-percent increase of can sheet shipments offset by a 57-percent decrease in shipments of commercial products. Overall shipments in 2008 totaled 785.4 million pounds compared to 706.8 million for the same period in 2007, an increase of 11%.

The increase in can sheet shipment volumes was due the continued diversification of the Company’s customer base including foreign shipments which accounted for approximately 26 percent of our volume at Alloys in 2008.

Shipments of scrap at Wise Recycling decreased 11 percent in the fourth quarter of 2008 versus the fourth quarter of 2007 while shipments at Wise Alloys decreased 13 percent, including a 5 percent decrease of can sheet shipments and a 63 percent decrease in shipments of commercial products. Overall shipments in the fourth quarter of 2008 totaled 141.4 million pounds compared to 161.7 million for the same period in 2007.

Sales increased by 15 percent to $1,136.7 million for the year ended December 31, 2008, compared to $986.7 in 2007 and decreased by approximately 15 percent to $174.0 million for the three months ended December 31, 2008 compared to $205.3 for the same period in 2007.

Including a $25.9 million favorable non-cash adjustment for LIFO and a $4.4 million unfavorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the year ended December 31, 2008 was $72.3 million. This compares to a net loss of approximately $53.5 million in 2007, which includes a $13.0 million favorable adjustment for LIFO and an $8.4 million favorable impact for unrealized losses under FAS 133. After adjusting for FAS 133 and LIFO, net loss for 2008 would have been $93.8 million, compared to, on the same basis, a net loss of $74.9 million in 2007.

Adjusted EBITDA for the year ended December 31, 2008 was ($65.1) million compared to ($25.4) million for 2007, a decrease of $46.3 million. This includes an unfavorable ($54.6) million lower of cost or market (LCM) adjustment for inventory to the first-in, first-out (FIFO) method at September 30, 2008 as well as an additional ($9.1) million adjustment at December 31, 2008 for a total adjustment in 2008 of ($63.7) million. These amounts are used by the Company to report inventory values consistent with a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. The LCM adjustment results from a dramatic price decrease in the aluminum market which saw aluminum prices fall from a high of $1.54 in July, 2008 to $1.13 by September, 2008 and falling further to $.72 per pound at December 31, 2008.

Interest costs for 2008 of $36.2 million reflect an increase of $0.6 million over 2007 resulting from increased borrowings.

Including a $38.3 million non-cash favorable adjustment for LIFO and a $5.4 million unfavorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the fourth quarter of 2008 was $28.1 million. This compares to a net loss of $26.4 million in the fourth quarter of 2007, which includes a $13.0 million favorable adjustment for LIFO and a $3.3 million favorable impact for unrealized gains under FAS 133. After adjusting for FAS 133 and LIFO, net loss for the fourth quarter of 2008 would have been $61.0 million, compared to, on the same basis, a net loss of $42.7 million in the fourth quarter of 2007, reflecting a decrease of $18.3 million.

Adjusted EBITDA, as reflected in the tables below, for the fourth quarter of 2008 was ($15.3) million compared to ($30.9) million for the fourth quarter of 2007.

Interest costs for the fourth quarter of 2008 of $9.0 million reflect an increase of $1.2 million over the fourth quarter of 2007 due to increased borrowings.

During the fourth quarter, the Company amended its revolving credit facility. As part of the transaction, with the Retirement Systems of Alabama (“RSA”), RSA acquired a 4% ownership stake in Wise Metals. Despite public debt financing which requires the company to file quarterly reports with the Securities and Exchange Commission, Wise Metals remains a privately-owned interest with majority ownership controlled by Mr. D’Addario.

“We reported record net sales for the full year, despite being negatively impacted by the unprecedented drop in metal prices and overall economic downturn,” stated David D’Addario, chairman and chief executive officer of Wise Metals Group. “Throughout the year we were able to maintain our sales volumes in can sheet, an impressive accomplishment given that the global commercial aluminum areas have almost disappeared. As the Company progresses throughout 2009 and beyond, we expect to benefit from our expanded relationship with RSA, which will also support our initiatives to expand and enhance our Alabama-based operations.”

The Company also announced today that it hired Reznick Group (“Reznick”), a certified public accounting firm and a professional corporation, to supplement Wise Metals’ internal financial reporting staff and to bolster the Company’s control environment in 2009. Reznick provides a high level of expertise that will help enhance Wise Metal’s internal reporting functions. Wise expects to maintain an ongoing relationship with Reznick throughout 2009 and beyond, as appropriate.

Beginning with the Company’s 2009 10-K filing, due in March 2010, the Company will be required for the first time to obtain an attestation report of its internal control over financial reporting from an independent registered public accounting firm.

-more-

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

-more-

Wise Metals Group LLC

Consolidated Statements of Operations

	Years ended December 31
	2008	2007	2006
	(In Thousands)
Net sales	$1,136,654	$986,659	$1,038,641
Cost of sales	1,153,158	996,265	1,087,648

Gross deficit	(16,504)	(9,606)	(49,007)
Operating expenses:
Selling, general and administrative	19,540	15,303	11,557

Operating loss	(36,044)	(24,909)	(60,564)
Other income (expense):
Interest expense and fees	(36,220)	(35,651)	(32,679)
(Loss) gain on derivative instruments	(78)	7,059	9,387

	(36,298)	(28,592)	(23,292)

Net loss	(72,342)	(53,501)	(83,856)
Accretion of redeemable preferred member interest	(7,845)	(1,911)	—

Net loss attributable to common members	(80,187)	(55,412)	(83,856)

-more-

Wise Metals Group LLC

Consolidated Balance Sheets

	December 31
	2008	2007
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$234	$1,447
Broker deposits	1,233	902
Accounts receivable, less allowance for doubtful accounts ($2,793 in 2008 and $531 in 2007)	72,430	77,526
Inventories, net	199,895	165,791
Fair value of contracts under SFAS 133	1,141	4,153
Other current assets	6,193	3,765

Total current assets	281,126	253,584
Non-current assets:
Property and equipment, net	103,519	92,184
Other assets	8,410	7,368
Goodwill	283	283

Total non-current assets	112,212	99,835

Total assets	$393,338	$353,419

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$196,278	$103,235
Current portion of long-term debt and capital lease obligations	4,286	4,276
Borrowings under revolving credit facility, net of discount ($654 in 2008)	167,765	147,778
Fair value of contracts under SFAS 133	341	353
Accrued expenses, payroll and other	16,633	15,557

Total current liabilities	385,303	271,199
Non-current liabilities:
Term loan and capital lease obligations, less current portion	26,617	24,463
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	13,521	3,284
Other liabilities	1,173	1,616

Total non-current liabilities	191,311	179,363
Commitments and contingencies	—	—
Redeemable preferred membership interest (liquidation preference of $84,563 as of December 31, 2008)	83,673	75,828
Members’ deficit:
Members’ deficit	(255,221)	(176,557)
Accumulated other comprehensive (deficit) income	(11,728)	3,586

Total members’ deficit	(266,949)	(172,971)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$393,338	$353,419

-more-

Wise Metals Group LLC

Consolidated Statements of Cash Flows

	Years ended December 31
	2008	2007	2006
	(In Thousands)
Cash flows from operating activities
Net loss	$(72,342)	$(53,501)	$(83,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,591	13,721	12,580
Gain on sale of assets	—	(371)	—
Amortization of deferred financing fees	1,795	2,029	1,698
Recognition of unrealized actuarial gain from other post retirement benefits	(3,178)	—	—
LIFO (liquidation) provision	(25,946)	(12,962)	23,577
Lower of cost or market reserve	321	—	—
Bad debt expense (benefit)	2,614	(598)	69
Members interest compensation expense	343	—	—
Employee retirement benefits	32	(2,559)	3,488
Unrealized (gain) loss on derivative instruments	4,385	(8,352)	24,126
Changes in operating assets and liabilities:
Broker deposits	(331)	6,987	(7,639)
Accounts receivable	2,928	27,168	(30,839)
Inventories	(8,132)	(35,927)	1,672
Other current assets	(2,428)	2,168	(1,554)
Accounts payable	88,374	32,105	16,638
Accrued expenses, payroll and other	(4,253)	(2,943)	(7,135)

Net cash used in operating activities	(227)	(33,035)	(47,175)

Cash flows from investing activities
Purchase of equipment	(21,558)	(22,247)	(10,612)
Acquisition of Alabama Electric Motors LLC, net of cash received	(244)	—	—
Proceeds from sale of equipment	—	1,302	—

Net cash used in investing activities	(21,802)	(20,945)	(10,612)

Cash flows from financing activities
Net issuance of (payment on)short-term borrowings	20,641	(29,409)	39,739
Proceeds from long-term debt	300	—	—
(Payments on) proceeds from long-term obligations	(3,399)	(3,824)	78
Payments of financing costs	(726)	(1,570)	(1,156)
Proceeds from sale-financing transaction	4,000	14,950	14,950
Proceeds from the issuance of redeemable preferred membership interest	—	75,000	—
Purchase of members’ equity	—	(2,000)	—

Net cash provided by financing activities	20,816	53,147	53,611

Net decrease in cash and cash equivalents	(1,213)	(833)	(4,176)
Cash and cash equivalents at beginning of year	1,447	2,280	6,456

Cash and cash equivalents at end of year	$234	$1,447	$2,280

Supplemental cash flow information:
Interest payments (net of amount capitalized)	$33,985	$34,054	$30,906
Accretion of redeemable preferred membership interest	7,845	1,911	—
Capital expenditures included in accounts payable	3,171	941	—

-more-

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, the Company reports inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net loss	$(28,080)	$(26,416)	$(72,342)	$(53,501)
Interest expense and fees	9,047	7,800	36,220	35,651
Depreciation and amortization	5,076	3,911	15,591	13,721
LIFO Adjustment	(38,328)	(12,962)	(25,946)	(12,962)
Unrealized loss (gain) on derivative instruments	5,402	(3,282)	4,385	(8,352)

Adjusted EBITDA	$(46,883)	$(30,949)	$(42,092)	$(25,443)
LCM impact	31,581	—	(23,008)	—

Adjusted EBITDA with LCM impact	$(15,302)	$(30,949)	$(65,100)	$(25,443)

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	2008	2007
Net cash used in operating activities	(227)	(33,035)
Changes in working capital items and other	(101,093)	(28,059)
Interest expense and fees	36,220	35,651

Adjusted EBITDA	$(65,100)	$(25,443)

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

###